Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the HyreCar, Inc. 2018 Equity Incentive Plan, of our report dated March 23, 2018, related to the financial statements of HyreCar, Inc. as of December 31, 2017 and 2016 and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about HyreCar, Inc.’s ability to continue as a going concern, appearing in its Prospectus, as supplemented, filed pursuant to Rule 424(b)(4) under the Securities Act, File No. 333-225157, filed with the Securities and Exchange Commission.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

January 11, 2019